Exhibit 99.1

MSCI Inc. Announces Extension of Senior Credit Facility

New York – December 12, 2013 – MSCI Inc. (NYSE: MSCI), a leading provider of investment decision support tools worldwide, including indices, portfolio risk and performance analytics and corporate governance services, announced today that it has extended the maturity of its 5-Year First Lien Credit Facility to December 12, 2018 from May 4, 2017. The $910MM 5-Year First Lien Credit Facility consists of a $100MM 5-Year Revolver and a $810MM 5-Year Term Loan A Facility. MSCI also amended the amortization schedule of required debt payments under its senior secured 5-Year Term Loan A Facility.

“The extended facility pushes back the maturity of the Term Loan Facility until 2018 and reduces the amount of required debt payments we face before that date, with no change in our current interest rates”, said Bob Qutub, MSCI’s Chief Financial Officer.

Morgan Stanley MUFG Loan Partners, LLC, acting through Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo Mitsubishi UFJ, Ltd, was the Sole Arranger and the Sole Bookrunner on the transaction.

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About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company’s flagship product offerings are: the MSCI indices with approximately $7.5 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; IPD real estate information, indices and analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

[1]	As of March 31, 2013, as published by eVestment, Lipper and Bloomberg on July 31, 2013

For further information on MSCI, please visit our web site at www.msci.com

MSCI Inc. Contact:

Edings Thibault, MSCI, New York	+ 1.212.804.5273

Media Enquiries:

Jo Morgan, MSCI, London	+ 44.20.7618.2224

Kristin Meza, MSCI, New York	+ 1.212.804.5330

Sally Todd | Christian Pickel, MHP Communications, London	+ 44.20.3128.8515

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